CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement on Form N-4 of The Variable Annuity Life Insurance Company Separate Account A (the Registration Statement) of our report dated April 24, 2017, relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A for the year ended December 31, 2016, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 24, 2017, relating to the consolidated financial statements of The Variable Annuity Life Insurance Company for the years ended December 31, 2016, 2015 and 2014. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 22, 2017